DCT COMPONENT SYSTEMS, INC.
                              EXECUTIVE BONUS POOL


         Section 1. Purposes. The purposes of this Executive Bonus Pool (hereinafter referred to as the "Plan") are:

                  (a) to provide additional incentives for senior management of DCT Component Systems, Inc., a Michigan corporation (hereinafter referred to as the "Company") to increase the earnings of the Company on a long term basis;

                  (b) to attract and retain for the management of the Company persons of outstanding competence; and

                  (c) to further the identity of interest of senior management with those of the Company's shareholders.

         Section 2. Administration of Plan. This Plan shall be administered by the Company's Board of Directors. The Board of Directors is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Board of Directors shall be final, conclusive and binding upon all parties, including the Company, its shareholders and the Participants.

         Section 3.  Participants and Basis of Participation.

                  (a) Participation in this Plan shall be limited to those Management employees of the Company who because of their position and responsibilities comprise, in the sole opinion of the Board of Directors, senior management.

                  (b) Employee Directors of the Company shall be eligible to participate.

                  (c) Noble International, Ltd. ("Noble") or any permitted successors or assigns under a certain Management Agreement by and between Noble and the Company ("Management Agreement") shall also be eligible to participate, but only as long as the Management Agreement remains in effect.

                  (d) The term "Participant" as used herein shall mean those who are eligible to participate in this Plan.

         Section 4. Bonus Pool. As soon as practical after the determination of the Company's net pre-tax earnings for each calendar year, which shall be calculated after payment and/or accrual of interest but before payment and/or accrual of taxes, and in accordance with generally accepted accounting principals and certified to the Board of Directors by the certified public


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accountant regularly retained by the Company (hereinafter referred to as "EBT"), the Board of Directors shall, subject to the provisions of Section 5 below, award to one or more of the Participants a share of the bonus pool. The bonus pool shall be Twenty Percent (20%) of EBT ("such sum being referred to as "Bonus Pool Amount"). All such awards to Participants from the Bonus Pool Amount shall be determined in the sole and absolute discretion of the Board of Directors, which determination shall be made only by a majority of the Board of Directors, which majority must include David C. Stone for purposes of this Section 4.

         Section 5. DCT Companies, Inc. In consideration of the forgiveness of certain indebtedness of the Company owing to DCT Companies, Inc., a Michigan corporation, the Company shall pay to DCT Companies, Inc. one-half of the Bonus Pool Amount determined in accordance with Section 4 above, for the period commencing on January 1, 1997 and ending December 31, 1999. Such payment shall be made to DCT Companies, Inc. in accordance with this Executive Bonus Pool Plan.

         Section 6. Board of Directors Control. The Board of Directors shall be entitled to establish terms and conditions from time to time as it deems necessary or desirable relating to the payment of such cash bonuses, provided, however, no action shall be taken by the Board of Directors that will affect in any way the bonus payment due DCT Companies, Inc.

         Section 7. Withholding. Nothing provided in this Plan shall change or effect the requirements of the Company to withhold and/or pay taxes as proscribed by the laws of any Federal, state or local government. Accordingly, the Board of Directors shall have the absolute right to withhold such taxes and may require a Participant to pay to the Company such taxes as the Company may be required to pay.

         Section 8. Method and Time of Payment of Awards. After the determination of EBT for each such calendar year of the Company, the bonus shall be paid to the Participants as determined by the Board of Directors and to DCT Companies, Inc., as provided in Section 5 above, subject to terms and conditions, if any, established by the Board of Directors from time to time.

         Section 9. Death of a Participant. In the case of the death of a Participant, any award to which he or she is entitled shall be paid to the beneficiary or beneficiaries so designated by such Participant or, if no beneficiary has been designated or survives such Participant, shall be paid to, or in accordance with the directions of, the Personal Representative of such Participant's estate.


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         Section 10. Death or Disability of Participant. If a Participant leaves the employment of the Company because of his death or permanent disability, that Participant shall be entitled to pro-rata benefits under the Plan for the calendar year of such departure.

         Section 11. Involuntary Termination. If a Participant's employment with the Company is terminated by the Company other than for adequate cause, that Participant shall be entitled to pro-rata benefits under the Plan for the calendar year of such termination.

         Section 12. Voluntary Termination and/or Adequate Cause Termination. If a Participant leaves the employment of the Company voluntarily or his/her employment is terminated by the Company for adequate cause, that Participant forfeits all of his/her rights under the Plan for the calendar year of such departure.

         Section 13. Time of Granting Awards. The granting of an award pursuant to the Plan shall take place only when authorized by the majority of the Board of Directors, which majority must include David C. Stone for purposes of this
Section 13. No award and no rights hereunder shall be transferable by a Participant, other than pursuant to Section 9 above.

         Section 14. Termination and Modification. No award shall be granted under the Plan after any date as of which the Plan shall have been terminated. The Board of Directors of the Company may at any time terminate or from time to time modify or suspend the Plan and, if suspended, may reinstate any or all of the provisions of this Plan, except that no modification of this Plan may, without the consent of the Participant or designated Beneficiary, alter or impair any award previously granted under this Plan.

         Section 15. Effective Date. This Plan shall become effective as of January 1, 1996.

         The undersigned, as President of the Company, hereby acknowledges and agrees to the adoption of this Executive Bonus Pool Plan by the Company.


                                              /s/ Peter Raab
                                              -------------------------------
                                              Peter Raab


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